EXPENSE LIMITATION AGREEMENT

Amendment No. 2

January 1, 2005

The Expense Limitation Agreement dated May 1, 2003 and amended on February 1, 2004 (the "Agreement") by and between SUN CAPITAL ADVISERS TRUST (the "Trust"), on behalf of its series listed on Schedule A (each a "Fund" and collectively the "Funds") and SUN CAPITAL ADVISERS, INC. (the "Adviser") is hereby amended as follows:

WHEREAS, the Adviser and the Trust wish to amend the fee waiver and expense limitation arrangement relating to the Sun Capital Money Market Fund and the Sun Capital Real Estate Fund; and

WHEREAS, the Adviser and the Trust wish to extend the current term of the Agreement for an additional 12-month period; and

WHEREAS, the following eleven Funds of the Trust were liquidated on August 6, 2004: SC Alger Growth Fund, SC Alger Income & Growth Fund, SC Alger Small Capitalization Fund, SC Davis Financial Fund, SC Neuberger Berman Mid Cap Growth Fund, SC Neuberger Berman Mid Cap Value Fund, SC Value Equity Fund, SC Value Managed Fund, SC Value Mid Cap Fund, SC Investors Foundation Fund, and SC Select Equity Fund; and

WHEREAS, the Adviser has agreed to waive its advisory fees and reimburse the Funds for ordinary operating expenses so that the total operating expenses for the Initial Class and Service Class of each Fund will not exceed the percentage of average daily net assets set forth on Schedule A (such percentage as applicable to each class of each Fund is referred to herein as the "Expense Limitation");

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. The following is added to the end of Section 1 of the Agreement:

The Adviser agrees that the Subsequent Period that began on May 1, 2004 will be extended for an additional 12-month period to April 30, 2006, and that, beginning May 1, 2005, all successive Subsequent Periods will begin on May 1 of each year.

2. The text of Section 2 of the Agreement is replaced in its entirety by the following:

Termination, Modification and Amendment. Upon the termination of any Investment Advisory Agreement, this Agreement shall automatically terminate with respect to that Fund. The Adviser shall be entitled to terminate the Expense Limitation, or to modify the Expense Limitation in a manner less favorable to a Fund, with respect to any Subsequent Period if, but only if:

a) the Adviser affirmatively elects to terminate or so modify the Expense Limitation with respect to such Subsequent Period in a writing delivered to the Board of Trustees by the preceding October 31;

b) the termination or modification shall take effect no earlier than the succeeding May 1; and

c) the Fund's prospectus and SAI reflecting financial statements for the fiscal year ending on the intervening December 31 has been updated to reflect such termination or modification.

The election by the Adviser referred to in the preceding sentence to terminate or modify this Agreement shall not be subject to the approval of the Fund or the Board of Trustees of the Trust.

3. Schedule A is replaced in its entirety with the following amended Schedule A.

SCHEDULE A

FUND EXPENSE CAP

Initial Class Service Class

Sun Capital All Cap Fund 0.90% 1.15%

Sun Capital Investment Grade Bond Fund 0.75% 1.00%

Sun Capital Money Market Fund 0.50% 0.75%

Sun Capital Real Estate Fund 1.10% 1.35%

SC Davis Venture Value Fund 0.90% 1.15%

SC Value Small Cap Fund 1.00% 1.25%

SC Blue Chip Mid Cap Fund 1.00% 1.25%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

SUN CAPITAL ADVISERS TRUST

On behalf of its Series,

Sun Capital All Cap Fund

Sun Capital Investment Grade Bond Fund

Sun Capital Money Market Fund

Sun Capital Real Estate Fund

SC Davis Venture Value Fund

SC Value Small Cap Fund

SC Blue Chip Mid Cap Fund

Attest: /s/ Maura A. Murphy By: /s/James M.A. Anderson

Name: Maura A. Murphy Name: James M.A. Anderson

Title: President, Chief Executive Officer and Trustee

SUN CAPITAL ADVISERS, INC.

By: /s/ James F. Alban

Name: James F. Alban

Title: Chief Financial Officer

By: /s/ Richard Gordon

Name: Richard Gordon

Title: Senior Vice President